Memorandum of Understanding

This memorandum of understanding is made on 14.05..1427H (10.06.2006) in presence of:
1-Engineer, Hatem El-Khalidi, Chief Executive Office of Arabian Shield Development Company, owner of the mining lease granted by virtue of Royal Decree No. 137 dated 05.11.143H (hereinafter referred to as “First Party”)
       and
2-Engineer, Mohamed Man’i Abal”ala, representative of Thamart Najran Company, CR No. 5950010275 dated 06.01.1426H (hereinafter referred to as “Second Party”)

Recitals

Whereas, the First Party proposes a project for establishing a joint capital company for the production of base and precious metals in the mining lease owned to Arabian Shield Development Company by virtue of Royal Decree No. 137 dated 05.11.1413H;

Whereas, having been acquainted with the strategic brief provided by the First Party in respect of a project for establishing a Saudi-American joint company or the production of base and precious metals in factories area in AL Masane area in Najran, the Second Party desires to join the said project as a partner;

Whereas, the two parties have discussed the possibility of working jointly for exploiting the mining lease granted to Arabian Shield Development Company by virtue of Royal Decree No. 137 dated 05.11.1413H;

Whereas, the First Party has provided the Second Party with all information and data related to the project, including the economic feasibility study prepared by well known international consulting firms, the study of project’s cost and operation cost for mining ores to produce condensed copper and zinc and gold and silver alloys;

Whereas, the Second Party has been acquainted with all works and plans prepared by the project developer, Engineer Hatem El-Khalidi, Chief Executive Office of Arabian Shield Development Company, and has received all feasibility and financial studies and project’s cash flow for the next ten years;

Whereas, the offer has been welcomed and appreciated by the Second Party, represented by Engineer, Mohamed Abal’ala, who confirmed the sincere desire to form partnership with Arabian Shield Development Company for exploiting the mining lease granted by virtue of Royal Decree No. 137 dated 05.11.1413H, through establishing a joint capital company of an estimated capital (according to the above-cited studies) of US$ 140,000,000 (One Hundred Forty Million US Dollars) equally shared by the two parties, i.e. 50% each.

Now therefore, the two parties:
1-
 Arabian Shield Development Company, a company organized under the General Companies Act of the State of Delaware, Having its main office at 10830 North Central Express Way-Dallas-75231, USA, represented herein by its president r Hatem El-Khalidi, hereinafter referred to as (First Party)

2-
Thamarat Najran Company, a company organized under the laws of the Kingdom of Saudi Arabia, CR No. 5950010275, having its main office in Najran, represented herein by Mohamed Abal’ala, hereinafter referred to as (Second Party –Developer), hereby agree as follows:

First: the above recitals constitute an integral and complementary part of this Memorandum.
Second: The Second Party (Developer) shall affirm the existence of at least four partners, hereinafter referred to as (“Saudi Partners”) who have the desire and capability to establish a joint stock company wherein the first party, Arabian Shield Development Company shall own 50% of the capital and the remainder shall be distributed as agreed among the Saudi Partners. The Saudi Partners shall have all powers of executive administration of the joint company.
Third: The First Party and the Saudi Company shall establish a joint capital company with the name (AL Masane AL Kobra Mining Company), referred to hereinafter as (“The Company”). The Saudi Company shall have all administrative and executive powers in the said joint company.
Fourth: The Company’s authorized capital shall be US$140,000,000 (One Hundred Forty Million US Dollars), and the paid capital US$105,000,000 (One Hundred and Five Million US Dollars) to be paid by the Saudi Partners. As a shareholder in the joint company, the First Party shall, within the first six months of company’s incorporation, arrange the amount of US$35,000,000 (Thirty Five Million Dollars) by any suitable means, including loans from local banks with the support and assistance of the company to be incorporated.
Fifth: The two parties agree that the share shall be distributed and the Board of Directors be formed as follows:
a-	The capital shares shall be equally distributed between the two partners, 50% each.
b-
The Board of Directors of the joint company shall be of six members: three representing the First Party and three representing the Saudi Partners. The powers of directors shall be specified in separate contracts or in the articles of association of the joint company. The Chairman shall be from among the directors representing the Saudi Partners.

Sixth: The Second Party agrees and consents that First Party’s efforts, expertise, assets and franchise right be values for US$35,000,000. The Second Party shall pay that amount to be added to Company’s capital on behalf of the First Party; and the same shall represent the Saudi Partner’s fair value for obtaining 50% of mining franchise so as to start purchasing equipment and for preparing the present factories’ site for the production of base metals and concomitant metals, against tangible and intangible assets, including mining right, and all mining works performed by the First Party since 1967.

Seventh: The two parties agree that the planned company’s activity shall be the mining of known base metals’ ore (copper and zinc), concomitant metals (gold and silver), in addition to producing condensed copper and zinc and gold and silver alloys, according to the franchise right granted to Arabian Shield Development Company by virtue of Royal Decree No. 137 dated 05.11.1423H.
Eighth: The two parties agree that Arabian Shield Development Company has performed the exploration works in the great factories area that it will assign to AL Masane AL Kobra Mining Company, after the latter’s incorporation, for obtaining the exploration license and franchise later.
Ninth: The Mining lease granted to the First Party shall be transferred to the joint company after its incorporation.
Tenth: The exploration license application filed by the First Party shall be transferred to the joint company after its incorporation.
Eleventh: This Memorandum shall be binding upon its parties, who shall act accordingly, immediately after its final draft shall have been signed by the parties and approved by the boards of directors of both companies. The parties shall also act jointly with full cooperation for achieving the company’s objective. They shall further undertake to implement the provisions of the Memorandum and start procedures for establishing AL Masane AL Kobra Mining Company as a Saudi-Memorandum. Furthermore, the parties undertake to act within the work plan stipulated in the mining franchise granted by virtue of Royal Decree No. 137 dated 05.11.1413H.
Twelfth: This Memorandum supersedes all previous memoranda of understanding between the two parties, and shall be made in three original copies of which each party shall receive a copy to act accordingly. The third copy shall remain with Kadasa Law Firm.

First Party                                                                                           Second Party

Arabian Shield Development Company                                                                                     Thamarat Najran Company

Name: Hatem EL-Khalidi                                                                                      Name: Mohamed Abal’ala
Capacity:  President                                                                                      Capacity: Representative
Signature: /s/ Hatem El-Khalidi                                                                                   Signature: /s/ Mohamed Abal’ala